Exhibit 3.123
CERTIFICATE OF INCORPORATION
OF
CHS HOLDINGS CORP.
UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
THE UNDERSIGNED, being of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies:
FIRST: The name of the Corporation is CHS Holdings Corp.
SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body of the State of New York without such consent or approval first being obtained.
THIRD: The office of the Corporation is to be located in the City of New York, County of New York, State of New York.
FOURTH: The aggregate number of shares which the Corporation shall have authority to issue shall be 1,000 shares, par value $.01 per share, all of which are to be of the same class and all of which are to be designated common shares.
1. Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Common Stock.
2. Voting Rights. At every annual or special meeting of shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation in the election of directors and upon all other matters.
3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.
FIFTH: No shareholder of the Corporation shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any other securities convertible into or carrying rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or the issuance of shares upon exercise of any rights or options or upon conversion of such other securities would adversely affect the dividend or voting rights of such shareholder. The Board of Directors may issue, and grant rights or options to purchase, shares of any class of the Corporation, now or hereafter to be authorized, or any other securities convertible into or carrying rights or options to purchase shares of any class, now or hereafter to be authorized, without offering any such shares or other securities, either in whole or in part, to the shareholders of any class.
SIXTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attn: F. William Reindel.
SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
IN WITNESS WHEREOF, I have made and signed this certificate this 13th day of March, 1997 and I affirm the statements contained therein are true under penalties of perjury.
/s/ Salvatore Rappa
Salvatore Rappa
Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004

State of New York ) ss:
Department of State
I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.
Witness my hand and seal of the Department of State on July 2, 2007
Deputy Secretary of State for
Business and Licensing Services
DOS-1266 (Rev. 03/07)

New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
41 State Street
Albany, NY 12231
CERTIFICATE OF CHANGE
OF
CHS HOLDINGS CORP
(Insert Name of Domestic Corporation)
Under Section 805-A of the Business Corporation Law
FIRST. The name of the corporation is CHS HOLDINGS CORP
If the name of the corporation has been changed, the name under which it was formed is N/A
SECOND. The certificate of incorporation was filed by the Department of State on
MARCH 17, 1997
THIRD. The change(s) effected hereby are [Check appropriate box(es)]
Q The county location, within this state, in which the office of the corporation is located, is changed to SUFFOLK
Q The address to which the Secretary of State shall forward copies of process accepted on behalf of the corporation is changed to 875 Avenue of the Americas, Suite 501, New York, NY 10001
Q The corporation hereby [Check one]
Q Designates National Registered Agents, Inc as its registered agent upon whom process against the corporation may be served
The street address of the registered agent is 875 Avenue of the Americas, Suite 501, New York, NY 10001
Q Changes the designation of its registered agent to
The street address of the registered agent is:

Q Changes the address of its registered agent to
Q Revokes the authority of its registered agent
FOURTH. The change was authorized by the board of directors
/s/ Kathleen Fritz
Kathleen Fritz, President
(Name and Capacity of Signer)
CERTIFICATE OF CHANGE
OF
CHS HOLDINGS CORP
(Insert Name of Domestic Corporation)
Under Section 805-A of the Business Corporation Law
STATE OF NEW YORK
DEPARTMENT OF STATE
FILED MAR 10 2005
Filer’s name GEC GROUP, LLC
Address 2731 Executive Park Dr. Suite 4
City, State and Zip Code Waston, FL 33331
NOTE This form was prepared by the New York State Department of State. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores. The Department of State recommends that all documents be prepared under the guidance of an attorney. The certificate must be submitted with a $30 filing fee
CERTIFICATE OF INCORPORATION
OF
CHS HOLDINGS CORP.

Section 402 of the Business Corporation Law
Community Health Systems, Inc.
155 Franklin Road
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